DELAWARE GROUP(r) INCOME FUNDS

Registration No. 811-02071
FORM N-SAR
Annual Period Ended July 31, 2010

SUB-ITEM 77K:   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Due to independence matters under the Securities and Exchange Commission's auditor independence rules relating to the January 4, 2010 acquisition of Delaware Investments
(including Delaware Management Company, Delaware Distributors, L.P. and Delaware Service
Company, Inc.) by Macquarie Group, Ernst & Young LLP ("E&Y") has resigned as the independent registered public accounting firm for Delaware Group(r) Income Funds (the "Fund")
effective May 20, 2010.  At a meeting held on May 20, 2010, the Board of Trustees of the Fund, upon recommendation of the Audit Committee, selected PricewaterhouseCoopers LLC ("PwC")
to serve as the independent registered public accounting firm for the Fund for the fiscal year ending July 31, 2010.  During the fiscal years ended July 31, 2008 and July 31, 2009, E&Y's audit reports on the financial statements of the Fund did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  In addition, there were no disagreements between the Fund and E&Y on accounting principles, financial statements disclosures or audit scope, which, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the disagreement in their reports.  Neither the Fund nor anyone on its behalf has consulted with PwC at any time prior to their selection with respect to the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Fund's financial statements.

SUB-ITEM 77Q.1: EXHIBITS

Letter from the independent accountants furnished pursuant to Sub-Item 77K, attached as
Exhibit.

Rule 10f-3 Report Forms - Records of Securities Purchased under the Delaware Investments(r)
Family of Funds' Rule 10f-3 Procedures, furnished pursuant to Sub-Item 77O, attached as
Exhibit.